AMENDMENT AGREEMENT


         This amendment agreement (the "Agreement") entered into this 15th day of March, 2006 between SiriCOMM, Inc. ("SiriCOMM"), a Delaware corporation having its principal place of business located at 2900 Davis Boulevard, Suite 130, Joplin, Missouri, 64804 and Idling Solutions, L.L.C., a Texas limited liability company having its principal place of business located at 5000 Legacy Drive, Suite 470, Plano, Texas, 75024 ("Idling Solutions").

         WHEREAS, Idling Solutions and SiriCOMM entered into the Network Access Services Agreement (the "Network Access Services Agreement") dated February 7, 2005 which will stay in full force and effect except for the changes stated herein;

         NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to these amended and restated terms and conditions as follows:

         1. SiriCOMM and Idling Solutions agree to amend the Network Access Service Agreement (a copy of which is attached), such that the fee in Section 3 is lowered from $5.00/$4.00 per truck per month initially to $3.00 per truck per month. Said $3.00 charge will be for a maximum of 1 megabyte of data on a pooled basis. Any overages shall be billed on a pro rata basis. In no event shall the charges exceed $5.00 per truck per month.

         2. Amend Section 14 of the Network Access Services Agreement to include: at Idling Solutions sole discretion, if SiriCOMM does not provide an operational network called for in the Network Access Services Agreement byApril 15th, 2006 (pulling data from a test truck and flashing the memory with new program code into the pulse box via the SiriCOMM Network) and by April 30th deploy one hundred and fifty (150) 915 mhz base stations mutually agreed upon locations (so long as Cadco has made the 915 mhz radios reasonably available to meet the April 30th deployment and SiriCOMM will use best efforts to complete the balance of their sites as soon as

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              possible), then Idling Solutions is released to find an
              alternative network and to no longer be obligated to SiriCOMM to utilize its network. Notwithstanding anything to the contrary contained herein, in the event DirecTruck, a company affiliated with Idling Solutions, fails to deliver the technology related to the Pulse Box to SiriCOMM byApril 15th, 2006, SiriCOMM will have ten (10) days from the receipt of such technology to provide Idling Solutions an operational network and shall be provided an additional forty-five (45) days to deploy the one hundred and fifty (150) 915 mhz base stations. In the event SiriCOMM fails to meet this revised time-frame, Idling Solutions will be released to find an alternative network and no longer be obligated to utilize SiriCOMM's network.

         3. Idling Solutions will agree to utilize the SiriCOMM network to exclusively carry Idling Solutions data so long as SiriCOMM maintains its network up to the requirements of the Network Access Services Agreement.

         4. Idling Solutions has the right to purchase the Pulse Box from SiriCOMM for direct vendor cost plus 10%. The current vendor cost quote from Cadco for the Pulse Box is $330.00. It is understood that as the price is decreased for SiriCOMM so shall the cost to IS be decreased proportionately. Payment terms to SiriCOMM will be 50% down, net 30 on orders of a minimum of 100 units. Idling Solutions and SiriCOMM will work together to find the best mutually acceptable vendor to supply the Pulse Boxes.

         5.   Idling Solutions projection of unit sales is attached as Exhibit
              A.

         6. Should SiriCOMM declare bankruptcy, become insolvent or fail to deliver on a timely basis the Pulse Box to Idling Solutions, then Idling Solutions will have the right to buy from the SiriCOMM vendor under the same terms and conditions as provided to SiriCOMM or seek the manufacture of the Pulse Box from a third party and

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              either have access to the SiriCOMM Network or if not available for any reason to be able to relocate all of its customers to another network.

         7. SiriCOMM will guarantee timely delivery of data to Idling Solutions to accommodate their needs for warranty or MERC credits, in accordance with the Network Services Agreement. In return, Idling Solutions will commit to utilize the SiriCOMM Network for the trucks on which the Pulse Box is installed as long as the network performs to standards set by the EPA for MERCs. The current ramp up for the 2nd quarter is 4,600 units.

         8. As previously discussed and agreed, SiriCOMM will provide the requested networking equipment at the sites of J.B. Hunt's headquarters and terminals and on any other freight carrier which has more than 500 trucks and has committed to the Idling Solutions System.

         9. Both SiriCOMM and Idling Solutions must mutually agree to any changes of the Pulse Box Design and Software for Idling Solutions use. Such authorization, whether requested by either Idling Solutions or SiriCOMM, will not unreasonably be withheld.

         10. Except as supplemented and amended by this Agreement and such conforming changes as necessary to reflect the modification herein, all of the provisions of the Network Access Services Agreement shall remain in full force and effect from and after the effective date of this Agreement.

         NOTWITHSTANDING anything to the contrary, SiriCOMM may not knowingly sell the Pulse Box to any trucking company or competitor of Idling Solutions, that would utilize the pulse box to gather information for the purposes of MERC's.

         This Agreement has been duly authorized and approved by all required corporate action by each company and does not violate their respective certificates of incorporation or bylaws.

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         IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the date first written above.


SIRICOMM, INC.                                  IDLING SOLUTIONS, L.L.C.




  /s/ Henry P. Hoffman                            /s/ David E. Webb
-------------------------------                 --------------------------------
By: ___________________________                 By:_____________________________
Its:___________________________                 Its:____________________________

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